APPENDIX "A"

Rampart
DETECTION SYSTEMS

Mr. Kenneth F Swaisland
4630 Northwood drive
West Vancouver BC
V7S 3E3
February 10th 2011

Dear Mr. Swaisland

Re: Advisory and Strategic Planning Agreement

This letter sets out the general terms and conditions of our agreement respecting the advisory and strategic planning services to be provided by you on behalf of Rampart Detection Systems Ltd. (RDS)

This agreement supersedes and replaces the advisory agreement entered into dated May 1, 2009.

Under the terms of this agreement RDS hereby retains Kenneth Swaisland (KS) to act as its international key advisor and strategic planner. KS services will include but not be limited to the following:

To advise the board of directors and the officers of RDS and its subsidiaries from time to time on strategic and material corporate matters.
To manage and arrange all required fund raising on behalf of RDS and its subsidiaries.
To assist in closing strategic joint ventures
To identify and manage, from time to time, new domestic and international business opportunities
To establish and assist in the management of a corporate development plan for RDS and its subsidiaries.
To establish and, if necessary, manage all required compliance and investor relation functions required by RDS upon becoming a public company

KS shall be paid and/ or accrue a gross monthly fee equal to the sum of $15,000 plus HST until such time as RDS accumulates up to $2 million in equity placement at which point the monthly fee will be increased to $20,000 per month plus HST.

Additionally, KS shall receive a funding bonus equal to 4% of the first net million dollars that KS is responsible for directly or indirectly raising on behalf of RDS and 3% of all net subsequent monies raised. The bonus should only be considered due and payable upon the conclusion of a minimum $1.5 million in gross monies raised either directly or indirectly by KS.

All monies due and payable to KS under the terms of this agreement may be deferred at the sole discretion of RDS in the event that RDS does not have sufficient operating capital for the payment of a minimum of six months of overhead.

KS shall receive payment of all reasonable personal expenses incurred in the course of his fulfillment of this contract

This agreement is for a period of 24 months and is subject to acceptance by the majority of the Board of Directors of RDS.

KS shall report directly to the Board of Directors pursuant to his obligations under this agreement.

The allocation of warrants; commissions and employee incentive stock options will be negotiated as success fees for achievement milestones including but not limited to; the completion of new business acquisitions; the receipt of first operating revenues and the establishment of strategic joint ventures.

Please indicate your acceptance of the above terms by signing below. Upon receipt of an executed copy of this agreement, we will prepare resolutions for board approval.

Yours truly

Andrew Schwab
Secretary

Agreed and accepted this 10th day of February 2011

Kenneth F Swaisland